This document is important and requires your immediate attention. If you are in doubt as to how to deal with it, you are advised to consult your investment dealer, stockbroker, bank manager, lawyer or other professional advisor.

August 22, 2006
1212707 ALBERTA LTD.
a wholly-owned subsidiary of
CANADIAN OIL SANDS LIMITED
NOTICE OF EXTENSION
of the
OFFER TO PURCHASE FOR CASH
all of the issued and outstanding common shares of
CANADA SOUTHERN PETROLEUM LTD.
for the
Offer Price of U.S. $13.10 cash for each Common Share

This is a notice of extension (the “Notice”) to the offer by 1212707 Alberta Ltd. (the “Offeror”) to purchase all of the issued and outstanding common shares (the “Common Shares”) of Canada Southern Petroleum Ltd. (“CSP”), together, where the context requires, with associated Rights and including the Common Shares which become outstanding upon exercise of options to acquire Common Shares, set forth in the offer to purchase dated June 26, 2006 and the accompanying take-over bid circular, as amended by the notice of variation dated July 5, 2006, as amended by the notice of variation dated July 14, 2006 and as further amended and extended by notice of variation and extension dated August 8, 2006 (the “Original Offer”). The Offeror hereby gives notice that it is amending and extending the Original Offer as set forth in this Notice. See “Extension of the Offer” herein. This extension constitutes a “subsequent offering period” under U.S. securities laws. The Original Offer, as amended and extended by this Notice, is herein referred to as the “Offer”. Capitalized terms used herein but not defined in this Notice have the meanings set out in the Original Offer.

THE OFFER HAS BEEN EXTENDED AND IS NOW OPEN FOR ACCEPTANCE UNTIL 12:00 MIDNIGHT (PACIFIC DAYLIGHT TIME) ON WEDNESDAY, SEPTEMBER 6, 2006. THE OFFEROR HAS GIVEN NOTICE TO THE DEPOSITARY THAT ALL OF THE CONDITIONS OF THE OFFER HAVE BEEN MET AND DIRECTED THE DEPOSITARY TO TAKE UP ALL OF THE COMMON SHARES VALIDLY DEPOSITED AT THE EXPIRY TIME ON AUGUST 18, 2006.

Prior to the Expiry Time on August 18, 2006, the Offeror: (i) confirmed that all of the conditions of the Offer had been satisfied or waived; (ii) took up all of the Common Shares validly deposited at that time; and (iii) advised the Depositary that the Expiry Time under the Offer had been extended to 12:00 Midnight (Pacific Daylight Time) on Wednesday, September 6, 2006. The Offeror now owns approximately 65% of the issued and outstanding shares of CSP.

Holders of Common Shares (“Shareholders”) who have validly deposited and not withdrawn their Common Shares need take no further action to accept the Offer. Shareholders who wish to accept the Offer must properly complete and duly execute the Letter of Transmittal (which is printed on yellow paper) and deposit it, together with certificates representing their Common Shares and all other documents required by the Letter of Transmittal, at the applicable office of Computershare Investor Services Inc., in its capacity as Depositary or U.S. Forwarding Agent, shown on the Letter of Transmittal and on the back page of this document, all in accordance with the transmittal instructions in the Letter of Transmittal. Alternatively, Shareholders (i) in the United States, may follow the procedures for bookentry tender of Common Shares set forth in Section 3 of the Original Offer, “Manner of Acceptance”, or (ii) may request such Shareholder’s broker, investment dealer, bank, trust company or other nominee to effect the transaction for such Shareholder. Persons whose Common Shares are registered in the name of a nominee should contact their broker, investment dealer, bank, trust company or other nominee for assistance in depositing their Common Shares to the Offer. See Section 3 of the Original Offer, “Manner of Acceptance”.

Alternatively, a holder of Common Shares who wishes to deposit such Common Shares and whose certificates for such Common Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis, may deposit such Common Shares by following the procedure for guaranteed delivery set forth in Section 3 of the Original Offer, “Manner of Acceptance”.

Questions and requests for assistance may be directed to the Depositary or the U.S. Forwarding Agent and additional copies of this document, the Original Offer, the Letter of Transmittal and the Notice of Guaranteed Delivery (which is printed on blue paper) may be obtained, without charge, on request from the Depositary or the U.S. Forwarding Agent at the applicable address shown in the Letter of Transmittal and on the back page of this document.

The Depositary for the Offer is:
Computershare Investor Services Inc.
100 University Avenue
9th Floor
Toronto, Ontario M5J 2Y1
Toll Free: 1-866-612-8054

The U.S. Forwarding Agent for the Offer is: Computershare Investor Services Inc. 250 Royall Street Canton, Massachusetts USA 02021	The Information Agent for the Offer is: D.F. King & Co. Inc. 48 Wall Street, 22nd Floor New York, New York USA, 10005 Telephone: 1-212-269-5550 Toll Free: 1-800-901-0068 Facsimile: 1-212-269-2798

NOTICE TO SHAREHOLDERS IN THE UNITED STATES
THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY ANY SECURITIES REGULATORY AUTHORITY IN CANADA OR THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS ANY SECURITIES REGULATORY AUTHORITY IN CANADA OR THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.
The Offer is made for the securities of a Canadian company. It may be difficult for Shareholders to enforce their rights and any claim Shareholders may have arising under the United States federal or state securities laws, as the Offeror, Canadian Oil Sands Limited and CSP are located in Canada, and some or all of their officers and directors may be residents of Canada. Shareholders may not be able to sue a foreign company or its officers or directors in a foreign court for violations of U.S. federal or state securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.
CURRENCY AND EXCHANGE RATES
All references in this Notice to “dollars” or “$” are to Canadian dollars, unless otherwise indicated. On August 21, 2006, the rate of exchange for the U.S. dollar, expressed in Canadian dollars, based on the noon rate as provided by the Bank of Canada was U.S. $1.00 = Canadian $1.1184.
This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, holders of Common Shares in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer to holders of Common Shares in such jurisdiction.

NOTICE OF EXTENSION
TO: THE SHAREHOLDERS OF CANADA SOUTHERN PETROLEUM LTD.
      By notice to the Depositary and as set forth in this Notice, the Offeror is amending and extending the Original Offer. Except as otherwise set forth in this Notice, the information, terms and conditions in the Original Offer continue to be applicable in all respects and this Notice should be read in conjunction therewith.
      Prior to the Expiry Time of the Offer on August 18, 2006, approximately 9.8 million Common Shares were validly deposited and not withdrawn under the Offer. At that time, all of the conditions of the Offer had been fulfilled or waived and the Offeror took up all the Common Shares validly deposited pursuant to the Offer. The Offeror is extending the time for deposit under the Offer to permit the Shareholders who have not yet deposited their Common Shares under the Offer to do so.

1.	Extension of the Offer
      The Offeror has amended the Original Offer by extending the time during which the Offer is open for acceptance from 12:00 Midnight (Pacific Daylight Time) on August 18, 2006 to 12:00 Midnight (Pacific Daylight Time) on September 6, 2006. Accordingly, the definition of “Expiry Date” in the Offer has been amended to mean September 6, 2006. This extension constitutes a “subsequent offering period” under U.S. securities laws. In accordance with U.S. securities laws, the Offer will not extend beyond this new Expiry Time.

2.	Recent Developments
      The Depositary advised the Offeror that, as at 12:00 Midnight (Pacific Daylight Time) on August 18, 2006, a total of approximately 9.8 million Common Shares were deposited and not withdrawn under the Offer representing approximately 65% of the outstanding Common Shares as of that date. The Offeror advised the Depositary that all of the conditions to the Offer had been satisfied or waived and instructed the Depositary to take up all of the Common Shares validly deposited and not withdrawn under the Offer at that time. Such Common Shares were taken up on August 18, 2006 and the Offeror will pay for those Common Shares promptly within three (3) days of such take up of the Common Shares. Common Shares deposited pursuant to the Offer prior to 12:00 midnight (Pacific Standard Time) on August 18, 2006 may no longer be withdrawn.
      On July 26, 2006, Canadian Superior Energy Inc. (“Canadian Superior”) issued a press release announcing an intention to make a revised offer (the “Revised Canadian Superior Offer”) which provided that Shareholders would have the right to elect to receive, as an alternative to the consideration offered under its original offer, 2.0 shares of Canadian Superior, Cdn. $2.50 cash and a proportionate share of a 25% net profit interest in CSP’s interest in the Canadian Arctic Islands (the “Alternative Consideration”). On August 8, 2006, Canadian Superior mailed to Shareholders formal documents for the Revised Canadian Superior Offer. On July 28, 2006 and August 7, 2006, CSP issued press releases that the board of CSP continues to provide strong support and unanimous recommendation that Shareholders accept the Original Offer herein and tender their shares to it. Further on August 14, 2006, CSP mailed a directors’ circular to the Shareholders formally recommending that the Shareholders ACCEPT the Offer of the Offeror and REJECT the Revised Canadian Superior Offer.
      The ability of Shareholders to receive the Alternative Consideration pursuant to the Revised Canadian Superior Offer is conditional upon Canadian Superior successfully acquiring at least 66 2/3% of the Common Shares of CSP. As a consequence of the Offeror taking up all of the Common Shares validly deposited at the Expiry Time on August 18, 2006, this minimum condition to the Revised Canadian Superior Offer will not be satisfied and, accordingly, the Alternative Consideration will not be available to Shareholders.
      The Common Shares are listed for trading on the Toronto Stock Exchange (the “TSX”) under the trading symbol “CSW” and on The NASDAQ Capital Market (“NASDAQ”) under the trading symbol “CSPLF”. On August 21, 2006, the last trading day prior to the mailing of the Notice, the closing price of the Common Shares on the TSX was CDN$14.58 and on NASDAQ was U.S.$13.05. The Offer represented a premium of approximately 0.5% and 0.4%, respectively, over the closing price of Common Shares on the TSX and NASDAQ on the last trading day immediately preceding the mailing of the Notice.

3.	Time of Acceptance
      The Offer is open for acceptance until, but not later than, 12:00 Midnight (Pacific Daylight Time) on September 6, 2006. See Section 2 of the Original Offer “Time of Acceptance”.

4.	Manner of Acceptance
      Common Shares may be deposited to the Offer in accordance with the provisions set forth in Section 3 of the Original Offer “Manner of Acceptance”.

5.	Take-up and Payment of Deposited Common Shares
      The Offeror will take up and pay for Common Shares validly deposited under the Offer and not withdrawn as set forth in Section 6 of the Original Offer, “Take-Up and Payment for Deposited Common Shares”.

6.	Withdrawal of Deposited Common Shares
      Shareholders have the right to withdraw Common Shares deposited pursuant to the Offer under circumstances and in the manner described in Section 7 of the Original Offer, “Withdrawal of Deposited Common Shares”.
7.                    Consequential Amendments to Offer, Circular, Letter of Transmittal and Notice of Guaranteed Delivery
      Consequential amendments in accordance with this Notice are deemed to be made where required to the Offer (including the Summary Term Sheet), the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery. Except as varied hereby, all terms of the Original Offer remain in effect, unamended.

8.	Statutory Rights
      Securities legislation in certain of the provinces and territories of Canada provides security holders of CSP with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or notice that is required to be delivered to such security holders. However, such rights must be exercised within prescribed time limits. Security holders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

APPROVAL AND CERTIFICATE
      The contents of this Notice have been approved, and the sending, communication or delivery thereof to the Shareholders has been authorized by the Board of Directors of the Offeror and Canadian Oil Sands Limited.
      The Original Offer, as amended by this Notice, contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. In addition, the foregoing does not contain any misrepresentation likely to affect the value or the market price of the securities which are the subject of the Offer within the meaning of the Securities Act (Québec).
DATED: August 22, 2006
1212707 Alberta Ltd.

(Signed) Marcel R. Coutu	(Signed) Allen R. Hagerman
President and Chief Executive Officer	Chief Financial Officer
On behalf of the Board of Directors

(Signed) Trudy M. Curran	(Signed) Ryan M. Kubik
Director	Director
Canadian Oil Sands Limited

(Signed) Marcel R. Coutu	(Signed) Allen R. Hagerman
President and Chief Executive Officer	Chief Financial Officer
On behalf of the Board of Directors

(Signed) C.E. (Chuck) Shultz	(Signed) Walter B. O’Donoghue
Director	Director
Canadian Oil Sands Trust,
By its Manager
Canadian Oil Sands Limited

(Signed) Marcel R. Coutu	(Signed) Allen R. Hagerman
President and Chief Executive Officer	Chief Financial Officer
On behalf of the Board of Directors

(Signed) C.E. (Chuck) Shultz	(Signed) Walter B. O’Donoghue
Director	Director

The Depositary for the Offer is:
Computershare Investor Services Inc.

By Mail	By Registered Mail,
P.O. Box 7021	Hand or Courier
31 Adelaide Street East	100 University Avenue
Toronto, Ontario M5C 3H2	9th Floor
Attn: Corporation Actions	Toronto, Ontario M5J 2Y1
Toll Free (Canada and United States): 1-866-612-8054
E-Mail: corporateactions@computershare.com
The U.S. Forwarding Agent is:
COMPUTERSHARE INVESTOR SERVICES INC.
By Mail, Registered Mail, Hand or Courier
250 Royall Street
Canton, Massachusetts
USA 02021
The Information Agent is:
D.F. KING & CO. INC.
48 Wall Street, 22nd Floor
New York, New York
USA 10005
Telephone: 1-212-269-5550
Toll Free: 1-800-901-0068
Facsimile: 1-212-269-2798
Any questions and requests for assistance may be directed by holders of Common
Shares to the Depositary, the U.S. Forwarding Agent or the Information Agent at their telephone numbers and locations set forth above. Additional copies of this Notice, the
Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery may be
obtained from the Depositary, the U.S. Forwarding Agent or the Information Agent.